Exhibit 4.24

Revolving Credit Facility Agreement Third Amendment Agreement

This Agreement for Amendment (Hereinafter referred to as the “Agreement”) to Third Amendment to Repolping Credit Facility Agreement (Hereinafter referred to as “appellant”) is entered into by and between Yoshitu, Ltd., Kanayama Mei as Guarantor (Hereinafter referred to as “guarantor”.), MUFG Bank, Ltd., Mizuho Bank, Ltd., Resona Bank, Ltd., Sumitomo Mitsui Banking Corporation, The Iyo Bank, Ltd., The Chiba Bank, Ltd., The Tokyo Star Bank, Ltd., Sumitomo Mitsui Trust Bank, Limited, The Ashikaga Bank, Ltd., The Suruga Bank, Limited, The Kochi Bank, Ltd., The Tokushima Taisho Bank, Ltd., The Towa Bank, Ltd., The Kansai Mirai Bank, Ltd., The 82 Bank, Ltd., The Kita Bank of Japan, Ltd. and The Toei Shinkin Bank, Ltd. (Hereinafter referred to as’ lender ’.) and MUFG Bank, Ltd. (Hereinafter referred to as “Agent”.) as Agent, with respect to the amendment to the Repolping Credit Facility Agreement dated September 27, 2022 (including subsequent changes, hereinafter referred to as the “Original Agreement”.) entered into among the Borrower, Guarantor, All Lenders and Agent. Unless otherwise specified in this Agreement, all terms used in this Agreement shall have the meaning set forth in the Original Agreement.

Article 1 Changes to the Original Agreement

1.	Notwithstanding the provisions of the Original Agreement, all moderators hereto shall modify the following terms and conditions of the Loan executed under the Original Agreement (Hereinafter referred to as “Modified Loan J”.) as follows:

Notice

(Loan Subject to Modification)

Effective Date Amount of the Loan Base Loan Period Maturity Date	August 31, 2023 7.85 billion yen 1 month March 29, 2024

(Conditions)

	Before change	After change
Maturity date (Article 1 of the Original Agreement 55)	March 29, 2024 (Hereinafter referred to as “Maturity Date before change”.)	June 28, 2024 (Hereinafter referred to as the “changed maturity term”.)
Interest note period	With respect to interest payable on the interest payment date ending January 31, 2024 and subsequent interest payment dates, the initial period is the period from the pre-modification maturity date to the second interest payment date, and the second and subsequent periods are the respective periods from the immediately preceding interest payment date to the next interest payment date.	With respect to interest payable on the last interest payment date of January 2024 and subsequent interest payment dates, the first interest payment date is the period from December 29, 2023 to the second interest payment date, and the second and subsequent interest payment dates are each period from the immediately preceding interest payment date to the next interest payment date.
Interest payment date	The Interest Payment Dates, which shall be December 29, 2023, the last day of January 2024, the last day of February 2024 and the Modified Maturity Date (provided, however, that if such Interest Date falls on a non-business day, such Interest Date shall be the next business day following such interest payment date, or if such next business day falls in the next month, the preceding business day). (iii) “Interest Date” shall mean the following Business Day.	Interest Payment Date, the last day of each month after December 29, 2023 and the last day of January 2024 until the last day of the month immediately preceding the month in which the Maturity Date after Modification falls, and the Maturity Date after Modification (provided, however, that if such Interest Payment Date falls on a non-business day, such Interest Payment Date shall be the next business day following such business day and if such next business day falls in the next month If such next business day falls into the following month, the interest payment date shall be the preceding business day). (ii) “Interest Payment Date” shall mean the following business day.

2.	Article 21 (1) (i) of the Original Agreement

(Before change)

(1) Commitment of the Borrower

① Report

The Borrower shall ensure that the following (a) through (m) are carried out at its own expense.

(After Change)

(1) Commitment of the Borrower

① Reporting

The Borrower shall ensure that the following (a) through (m) are carried out at its own expense .

3.	Article 21, Paragraph 1, Item 1 (p) of the Original Agreement

(before change)

(p) Preventive Measures against Recurrence of Incomplete Consumption Tax Refund Procedures

Measures to prevent recurrence of the deficiency in consumption tax refund procedures described in the “Consumption Tax Investigation” dated June 2, 2023 prepared by the attorney representing the Borrower (including, but not limited to, measures to improve internal systems and reminders to exporters). (ii) To formulate a plan for the prevention of recurrence of the deficiency in consumption tax refund procedures (including, but not limited to, measures to improve internal systems and alert exporters) and to report such plan to all lenders and agents by March 29, 2024 (or the next business day if such date falls on a non-business day).

(after change)

(p) Preventive Measures against Recurrence of Incomplete Consumption Tax Refund Procedures

Measures to prevent recurrence of the deficiency in consumption tax refund procedures described in the “Consumption Tax Investigation” dated June 2, 2023 prepared by the attorney representing the Borrower (including, but not limited to, measures to improve internal systems and alerting exporters). (including, but not limited to, measures to improve internal systems and alert exporters) by March 29, 2024 (or the following business day if the said date falls on a non-business day), and report such preventive measures to all lenders and agents by March 29, 2024 (or the following business day if the said date falls on a non-business day), and also report the measures to all lenders and agents by March 29, 2024. (or, if such date falls on a non-business day, the following business day), and prepare a document confirming the status of performance with respect to such preventive measures on the last day of each month thereafter (or, if such date falls on a non-business day, the following business day). (ii) prepare a document that confirms the status of implementation of the relevant preventive measures and submit it to all lenders and the Agent by the last day of the month following the month in which the record date falls (or, if such date falls on a day other than a business day, the following business day).

4.	Article 21, Paragraph 1, Item 1 (q) of the Original Agreement

(Before Change)

(q) Number of Incidence of Consumption Tax Refund Transactions, etc.

Report to all lenders and agents by the end of January 2024 (or the following business day if such day falls on a non-business day) the (i) total number of consumption tax refund transactions that occurred from October 1 to December 31, 2023, and (ii) the number of deficiencies in (i) above and the status of their response

(After Change)

(q) Number of Incidence of Consumption Tax Refund Transactions, etc

Report to all lenders and agents by the end of April 2024 (or the following business day if such day falls on a non-business day) the (i) total number of consumption tax refund transactions that occurred from January 1 to March 31, 2024, and (ii) the number of deficiencies in (i) above and the status of their response

5.	The parties hereto each confirm that the change in the Maturity Date pursuant to this Article does not constitute an extension of the Committed Institution as set forth in the Original Agreement, and that the Principal Fixed Date of this Root Guarantee as set forth in the Original Agreement also remains unchanged, but that the Guarantor remains liable to guarantee the Individual Loan Subject to Change.

Article 2 Effect of Other Provisions of the Original Agreement

Each provision of the Original Agreement other than those stipulated in Article 1 hereof shall continue to be effective.

Article 3. Effective Date of this Agreement

This Agreement shall be effective from the execution date of this Agreement.

Article 4. Guidelines for Manager Guarantees

The Guarantor shall provide to either Lender or Agent for the arrangement of the Guaranteed Obligations under the Original Agreement as modified by this Agreement, the Guidelines for Management Guarantees published on December 5, 2013 by the Study Group on Guidelines for Management Guarantees (with the Japanese Bankers Association and the Japan Chamber of Commerce and Industry as secretariat) ( including revisions made after publication). ), all lenders and agents shall endeavor to respond in good faith to such arrangement in accordance with such guidelines.

[Margins below]

IN WITNESS WHEREOF, all Parties hereto have executed one (1) original copy of this Agreement, and each other Party hereto shall receive a copy thereof from Agent, under their names or names and seals.

Borrower (address, name and seal):

〒130-0022

2-5-9, Koto-bashi, Sumida-ku, Tokyo

Yoshitsu Co, Ltd.

Representative Director: Mei Kanayama

(Yoshitsu Co., Ltd.)

Guarantor (address, name and seal):

Mei Kanayama

(Mei Kanayama)

Lender and agent (address, name and seal):

The Bank of Mitsubishi UFJ, Ltd.
Representative Director

(MUFG Bank, Ltd.) “)

,... Kura

Lender (address, name and seal):

Mizuho Bank, Ltd. Kameido Corporate Banking Division

Kengo Yamamoto, General Manager
Mizuho Bank, Ltd.

Lender (address, name and seal):

Resona Bank, Limited Kinshicho Branch

Branch Manager Toshihide Fujita

(Resona Bank, Ltd.)

Lender (address, name and seal):

Sumitomo Mitsui Banking Corporation Kinshicho Corporate Banking Division
Department Manager Yuji Kawamura

Lender (address, name and seal):

The Iyo Bank, Ltd. Shinjuku Branch

Branch Manager Sei Onojo

(Iyo Bank, Ltd.)

Lender (address, name and seal):

Asahi Seimei Shinkoiwa Building 2F
The Chiba Bank, Ltd. Koiwa Branch
Branch Manager Yoshitaka Tanaka

(The Chiba Bank, Ltd.)

Lender (address, name and seal):

Tokyo Star Bank, Ltd.
Sales Department 4
General Manager Kenichi Adachi
(Tokyo Star Bank, Ltd.)

Lender (address, name and seal):

Sumitomo Mitsui Trust Bank, Ltd
Takahiro Ayano, Manager

(Sumitomo Mitsui Trust Bank, Ltd)

Lender (address, name and seal):

The Ashikaga Bank, Ltd.

Representative Director Kazuyuki Shimizu

(Ashikaga Bank, Ltd.)

Lender (address, name and seal):

The Suruga Bank, Ltd, Tokyo Branch

Branch Manager Toshimitsu Sato

(Suruga Bank, Ltd.)

Lender (address, name and seal):

The Kochi Bank, Ltd. Tokyo Branch
Branch Manager Yasuhiro Miyazaki

(The Kochi Bank, Ltd)

Lender (address, name and seal):

The Tokushima Taisho Bank, Ltd. Kameido Branch
Branch Manager Yuichi Honchi

(The Tokushima Taisho Bank, Ltd )

Lender (address, name and seal):

The Towa Bank, Ltd, Tokyo Branch
Branch Manager Takeshi Kishi

(The Towa Bank, Ltd,)

Lender (address, name and seal):

Kansai Mirai Bank, Ltd. Tokyo Branch
Branch Manager Takahiro Okada

(Kansai Mirai Bank, Ltd.)

Lender (address, name and seal):

The Hachijuni Bank, Ltd. Tokyo Sales Department

Sales Department 2 General Manager Junji Yokosawa

(Hachijuni Bank, Ltd.)

Lender (address, name and seal):

The Kitanihon Bank, Ltd. Tokyo Branch

Director, Branch Manager Yuta Kodera

(Kita Bank of Japan, Ltd.)

Lender (address, name and seal):

Toei Shinkin Bank

Mitsuhiko Tamura, General Manager, Loan Department

(Toei Shinkin Bank)

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